Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Registration Statement of Farmers National Banc Corp. on Amendment No. 2 to Form S-4 of our report dated March 4, 2015 on the consolidated financial statements of National Bancshares Corporation and to the reference to us under the heading “Experts” in this joint proxy statement/prospectus.

Crowe Horwath LLP

/s/ Crowe Horwath LLP

Cleveland, Ohio

May 6, 2015